                                                                       EXHIBIT 1


                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "Agreement") is entered into as of this ___ day of April, 1999, by and among ___________________ (the "New Investor"), Michael R. Burns ("Burns") and Roger A. Burlage ("Burlage" and, together with Burns, the "Existing Investors").

                                    RECITALS

         WHEREAS, the Existing Investors have agreed to purchase shares of Series A Preferred Stock (the "Series A Stock") of The Harvey Entertainment Company, a California corporation (the "Company"), in accordance with the terms of that certain Stock Purchase Agreement, dated as of April 7, 1999, by and among the Company, the Existing Investors and Kenneth W. Slutsky (the "Purchase Agreement"), a copy of which is attached hereto as Exhibit A;

         WHEREAS, the Purchase Agreement provides that the Existing Investors may designate certain other persons to participate in the purchase of Series A Stock in accordance with the Purchase Agreement; and

         WHEREAS, the New Investor desires to purchase, and the Existing Investors desire to designate the New Investor to purchase that number of shares of Series A Stock set forth on Schedule I (or such lesser amount as the Existing Investors may determine in their sole discretion due to unavailability of shares of Series A Stock).

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the New Investor and the Existing Investors agree as follows:

         SECTION I. PURCHASE OF SERIES A STOCK; CLOSING.

                  1.1      PURCHASE OF SERIES A STOCK; ISSUANCE OF WARRANTS.

                           (a)      Subject to the terms and conditions hereof,
the New Investor agrees to purchase from the Company on the Closing Date, that number of shares of Series A Stock set forth on Schedule I (or such lesser amount as the Existing Investors may determine in their sole discretion due to unavailability of shares of Series A Stock) for $100 per share (the "Purchase Price"). The New Investor hereby acknowledges and agrees that the Existing Investors may, in their sole discretion, determine to reduce the number of shares allocated to the New Investor (a "Reduced Allocation"), and the New Investor hereby agrees to purchase such Reduced Allocation, provided that the aggregate Purchase Price shall be reduced and the Purchase Price per share shall remain $100.

                           (b)      In partial consideration for the New
Investor's purchase of the Series A Stock, the Existing Investors shall designate the New Investor to receive a pro rata portion of the Warrants to purchase 1,200,000 shares of the Common Stock set aside for

Investors, such number to be set forth opposite such New Investor's name on
Schedule 1 hereto (the "Warrants").

                           (c)      The New Investor shall pay the Purchase
Price, upon the signing of this Agreement, into the escrow account (the "Escrow Account") established pursuant to the terms of the escrow agreement being executed by the parties hereto on the date hereof (the "Escrow Agreement"). In the event that the Closing occurs, the Purchase Price (or such lesser amount as the Existing Investors may determine in their sole discretion due to unavailability of shares of Series A Stock) shall be paid to the Company for the Series A Stock sold to the New Investor. In the event that this Agreement is terminated, the Purchase Price shall be returned to the New Investor in accordance with the terms of the Escrow Agreement. To the extent that the number of shares of Series A Stock to be purchased by the New Investor is reduced in a Reduced Allocation, as set forth in Section 1.1(a) above, the Existing Investors shall give appropriate instructions to the Escrow Agent (as defined in the Escrow Agreement) to refund any amounts paid by the New Investor to the Escrow Account in excess of the Purchase Price determined after such Reduced Allocation.

                  1.2 CLOSING. The closing of the transactions (the "Transactions") contemplated by this Agreement and the Purchase Agreement (the "Closing"), shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Suite 1600, Los Angeles, CA 90067 at 10:00 a.m., Pacific Standard time, on the second business day following satisfaction (or waiver) of all of the conditions set forth in Sections IV and V hereof (but no sooner than April 19, 1999) (the "Closing Date") or at such other place or day as may be determined by the Existing Investors in their sole discretion.

                  1.3 DELIVERY; PAYMENT. At the Closing, the aggregate Purchase Price shall be delivered to the Company in accordance with the terms of the Escrow Agreement. At the Closing, the Existing Investors shall cause the Company to deliver the shares of Series A Stock and the Warrants to the New Investor.

         SECTION II. REPRESENTATIONS OF THE NEW INVESTOR.

         The New Investor represents to the Existing Investors that:

                  2.1      INVESTMENT INTENT.

                           (a)      The shares of Series A Stock and Warrants
being acquired by the New Investor are being acquired and, when acquired, the shares issuable upon conversion of the Series A Stock (the "Conversion Shares") and the shares issuable upon exercise of the Warrants (the "Warrant Shares") will be acquired for investment for such New Investor's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. Such New Investor understands that the shares of Series A Stock, the Conversion Shares, the

Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by the New Investor. The New Investor further understands that the shares of Series A Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

                           (b)      The shares of Series A Stock, Conversion
Shares, Warrants and Warrant Shares are only transferable pursuant to (a) a public offering registered under the Securities Act, (b) an exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws, (c) a transfer not involving a change in beneficial ownership or (d) in the case of a partnership, distribution of such securities to its partners or a partner's estate.

                           (c)      Each certificate representing shares of
Series A Stock, Conversion Shares, Warrants and Warrant Shares shall be endorsed with the following legend:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR WITH THE SECURITIES COMMISSION OF ANY STATE UNDER ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS (IF REQUESTED BY THE COMPANY, UPON PROVISION OF AN OPINION OF COUNSEL IN FORM SATISFACTORY TO THE COMPANY).

                  2.2 LOCATION OF PRINCIPAL OFFICE, QUALIFICATION, ETC. The state in which the New Investor's principal office (or domicile, if such New Investor is an individual) is located is the state set forth in the New Investor's address on the signature page hereto. The New Investor acknowledges that the Company has made available to such New Investor at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of securities contemplated by this Agreement and to obtain any additional information (which the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to such New Investor. Such New Investor (a) is able to bear the loss of its entire investment in the shares of Series A Stock without any material adverse effect on its business, operations or prospects, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement.

                  2.3 ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary action on the part of the New Investor, has been duly executed and delivered by such New Investor, and is a valid and binding agreement of such New Investor.

                  2.4 NO BROKERS OR FINDERS. No person, firm or corporation has or will have, as a result of any act or omission by the New Investor, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by the Purchase Agreement (the "Transactions"). The New Investor will indemnify and hold the Existing Investors and the Company harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of such Investor in connection with the Transactions.

                  2.5 ACCREDITED INVESTOR. The New Investor is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

                  2.6 RELIANCE BY THE COMPANY. The New Investor acknowledges and agrees that the Company may rely upon the representations made by it in this Section 2 in connection with its issuance to the New Investor of the Series A Stock and the Warrants at the Closing.

                  2.7 PURCHASE AGREEMENT. The New Investor has read and understands fully the terms of the Purchase Agreement, including exhibits.

         SECTION III. CONDITIONS OF THE NEW INVESTOR'S OBLIGATION

         In order for the Purchase Price to be released from Escrow, as set forth in the Escrow Agreement, the following conditions must be fulfilled.

                  3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company under the Purchase Agreement which are qualified as to materiality or a Company Material Adverse Effect (as defined therein) shall have been true and correct (as so qualified) when made and shall be true and correct (as so qualified) at and as of the Closing Date, as if made on and as of such date. The representations and warranties of the Company under the Purchase Agreement which are not qualified as to materiality or a Company Material Adverse Effect (as defined therein) shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date, as if made on and as of such date.

                  3.2 COMPLIANCE WITH AGREEMENT. The Company shall have performed and complied with all agreements or covenants required by the Purchase Agreement to be performed and complied with by it prior to or as of the Closing Date.

                  3.3 CERTIFICATE OF OFFICERS. The Company shall have delivered to the Existing Investors a certificate, dated the Closing Date, executed by the Chief Executive Officer of the Company and certifying to the satisfaction of the conditions specified in Sections 3.1 and 3.2 hereof.

                  3.4 LEGAL OPINION. The Existing Investors shall have received an originally executed opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for the Company, dated as of the Closing Date, in substantially the form attached as Exhibit F to the Purchase Agreement.

                  3.5 NECESSARY CONSENTS. On or before the Closing Date, the Company shall have obtained any consents or waivers of any person or governmental authority necessary for the consummation by the Company of the Transactions or referred to in Schedule 2 to the Purchase Agreement and the Existing Investors shall have received satisfactory evidence of such consents.

                  3.6 CERTIFICATE OF DETERMINATION. On or prior to the Closing Date, the Company shall have filed with the Secretary of State of California, the Certificate of Determination in the form attached hereto as Exhibit A to the Purchase Agreement, and such Certificate of Determination shall have become effective.

                  3.7 INJUNCTIONS, RESTRAINING ORDER OR ADVERSE LITIGATION. No order, judgment or decree of any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency shall purport to enjoin or restrain the New Investor or the Existing Investors from acquiring the shares of Series A Stock on the Closing Date.

                  3.8 WARRANT AGREEMENT s. The Company shall have executed and delivered the Warrant Agreements to the Existing Investors for themselves and for the New Investor and the Warrant Agreements shall be in full force and effect.

                  3.9 COMPANY REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered the Company Registration Rights Agreement (as defined in the Purchase Agreement) and the Company Registration Rights Agreement shall be in full force and effect.

         SECTION IV. CERTAIN COVENANTS OF THE NEW INVESTOR

                  4.1 RIGHT OF FIRST REFUSAL. In the event (and on each occasion) that prior to the conversion of the Series A Stock, the New Investor shall seek to sell its shares of Series A Stock to any person or entity (other than (i) an affiliate of the New Investor or another Investor

(as defined in the Purchase Agreement) or an affiliate of another Investor, or
(ii) any family member of a New Investor or in connection with estate planning matters), such New Investor shall obtain a bona fide written offer from such person or entity and give the Company written notice (a "Sale Notice") describing the material terms of such offer, including the identity of such person or entity and the proposed closing date. The Company shall have ten (10) business days from the date on which the New Investor shall give the written Sale Notice to agree to purchase all or any portion of such shares of Series A Stock, upon the terms (other than the Closing Date) specified in the Sale Notice, by giving written notice (the "Purchase Notice") to the New Investor. If the Company agrees to purchase all or any portion of such shares in accordance with the foregoing, the closing of such purchase shall occur on a date chosen by the Company which is no later than the later of (x) the closing date specified in the Sale Notice and (y) ten (10) business days from the date of the Purchase Notice. If the Company does not agree to purchase such shares, the New Investor may sell such shares to such person or entity on or prior to the closing date set forth in the Sale Notice on terms and conditions no less favorable to the New Investor than those set forth in the Sale Notice. If the New Investor fails to timely provide the Company with a Sale Notice prior to selling shares of Series A Stock, the Company may, in its sole discretion, refuse to permit the transfer of such shares of Series A Stock on its stock transfer ledger. The provisions of this Section 4.1 shall terminate with respect to any shares of Series A Stock which are converted into shares of Common Stock of the Company (or other securities or assets) pursuant to the terms of the Certificate of Determination.

                  4.2 APPROVALS, ETC. Subject to the terms and conditions provided herein and in the Purchase Agreement, each of the parties hereto agrees to (i) use all reasonable efforts to take all action and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and by the Purchase Agreement; and (ii) use all reasonable efforts to obtain all necessary or appropriate waivers contemplated by this Agreement and by the Purchase Agreement.

         SECTION V. MISCELLANEOUS.

                  5.1 CHANGES, WAIVERS, ETC. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

                  5.2 NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail.

                           (a)      if to the New Investor addressed to the New
Investor at its address as shown opposite its name on the signature page hereto; or

                           (b)      if to the Existing Investors, to:

                                    Michael R. Burns
                                    c/o Prudential Securities
                                    2049 Century Park East, Suite 1200
                                    Los Angeles, California 90067
                                    Facsimile: (310) 712-3272

                                    and to:

                                    Roger A. Burlage
                                    c/o Burlage/Edell Productions
                                    11601 Wilshire Boulevard, Suite 230
                                    Los Angeles, California 90025
                                    Facsimile: (310) 481-2111

                                    With a copy (which shall not constitute
                                    notice), to:

                                    Troop Steuber Pasich Reddick & Tobey, LLP
                                    2029 Century Park East, 24th Floor
                                    Los Angeles, California 90067
                                    Facsimile: (310) 728-2204
                                    Attention: C.N. Franklin Reddick, III, Esq.

                  5.3      ASSIGNMENT.

                           (a)      This Agreement and all of the provisions
hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                           (b)      The New Investor shall not assign its rights
or delegate its duties hereunder without the prior written consent of the Existing Investors.

                  5.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  5.5 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto and to the Purchase Agreement (and the documents referenced therein) contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                  5.6 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of California shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

                  5.7 COUNTERPARTS. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  5.8 NO THIRD PARTY BENEFICIARIES. This Agreement is solely intended for the benefit of the parties hereto, and shall not create any rights in any third parties, including without limitation the Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

                                       EXISTING INVESTORS:




                                       -----------------------------------------
                                       Roger A. Burlage



                                       -----------------------------------------
                                       Michael R. Burns



NEW INVESTOR:



--------------------------------------
Signature

--------------------------------------
Print Name

Address:
         ---------------------------------

         ---------------------------------

         ---------------------------------

                                                                      SCHEDULE 1

CALCULATION NO. 1

----------------------------------------------------------------------------------------------------------------------
                                                 PURCHASE PRICE PER SHARE OF         NUMBER OF SHARES OF SERIES A
            AMOUNT OF INVESTMENT                   SERIES A PREFERRED STOCK        PREFERRED STOCK TO BE PURCHASED**
             ("PURCHASE PRICE")
----------------------------------------------------------------------------------------------------------------------



            $ _________________*                     divide by   $100.00                     = _______________
----------------------------------------------------------------------------------------------------------------------


CALCULATION NO.2


----------------------------------------------------------------------------------------------------------------------
            AMOUNT OF INVESTMENT
             ("PURCHASE PRICE")                         WARRANT INDEX                    NUMBER OF WARRANTS***
----------------------------------------------------------------------------------------------------------------------



            $ _________________*                         X 0.07058824                      = _______________
----------------------------------------------------------------------------------------------------------------------



INSTRUCTIONS FOR NEW INVESTOR:

Calculation No. 1:

* Please fill in the dollar amount of investment desired by the New Investor.

** Please complete the calculation of the number of shares to be purchased.

Calculation No. 2:

* Please fill in the dollar amount of investment desired by the New Investor.

*** Please calculate the number of warrants using the "Warrant Index," which is the (a) Purchase Price divided by $17 million, multiplied by (b) 1,200,000.

                                                                       EXHIBIT A


                          STOCK PURCHASE AGREEMENT

                               by and among

                     THE HARVEY ENTERTAINMENT COMPANY,

              MICHAEL R. BURNS, ROGER A. BURLAGE, KEN SLUTSKY

                                   AND

                         THE KUSHNER-LOCKE COMPANY


                        Dated as of April 7, 1999

TABLE OF CONTENTS

                                                                          Page

SECTION I.    AUTHORIZATION; SALE AND PURCHASE OF THE COMPANY'S
              SECURITIES; CLOSING                                           1
  1.1         Authorization of Securities                                   1
  1.2         Sale and Purchase of Series A Preferred Stock; Issuance of
              Warrants; Good Faith Deposit                                  1
  1.3         Closing                                                       2
  1.4         Delivery; Payment                                             2
  1.5         Registration Rights                                           3
  1.6         First Quarter Balance Sheet                                   3

SECTION II.   THE COMPANY'S REPRESENTATIONS AND WARRANTIES                  3
  2.1         Organization and Qualification; Subsidiaries                  3
  2.2         Articles of Incorporation and Bylaws                          4
  2.3         Capitalization                                                4
  2.4         Authority Relative to the Transaction Agreements              5
  2.5         Material Contracts; No Conflict; Required Filings and
              Consents                                                      5
  2.6         SEC Filings; Financial Statements                             7
  2.7         Absence of Certain Changes or Events                          8
  2.8         Intellectual Property                                         8
  2.9         Tax Matters                                                   9
  2.10        Litigation                                                   10
  2.11        Brokers                                                      10
  2.12        Shares Fully Paid, Etc                                       10
  2.13        Shares of Common Stock                                       10
  2.14        No Preemptive Rights                                         10
  2.15        Employee Benefit Plan                                        10
  2.16        Insurance                                                    10
  2.17        Registration Rights                                          11
  2.18        Fairness Opinion                                             11
  2.19        Investment Intent                                            11
  2.20        Location of Principal Office                                 12
  2.21        Accredited Investor                                          12

SECTION III.  REPRESENTATIONS OF THE INVESTORS.                            12
  A.          Each investor represents for itself that:                    12
  3.1         Investment Intent                                            12
  3.2         Location of Principal Office, Qualification, Etc.            13
  3.3         Acts and Proceedings                                         13
  3.4         No Brokers or Finders                                        13
  3.5         Accredited Investor                                          13
  3.6         Burlage Employment Agreement                                 14

  3.7         Distribution Agreement                                       14
  3.8         Shareholders Agreement                                       14
  B.          Kushner-Locke                                                14
  3.9         Organization and Qualification                               14
  3.10        KL Stock                                                     14
  3.11        Capitalization                                               14
  3.12        Material Contracts; No Conflict; Required Filings and
              Consents                                                     14
  3.13        SEC Filings; Financial Statements                            16
  3.14        Absence of Certain Changes or Events                         17
  3.15        Litigation                                                   17

SECTION IV.   CONDITIONS OF EACH INVESTOR'S OBLIGATION                     17
  4.1         Representations and Warranties                               17
  4.2         Compliance with Agreement                                    17
  4.3         Certificate of Officers                                      17
  4.4         Board of Directors                                           17
  4.5         Legal Opinion                                                18
  4.6         Necessary Consents                                           18
  4.7         Certificate of Determination                                 18
  4.8         Injunctions, Restraining Order or Adverse Litigation         18
  4.9         Warrant Agreement                                            18
  4.10        Company Registration Rights Agreement                        18

SECTION V.    CONDITIONS TO COMPANY'S OBLIGATIONS                          18
  5.1         Representations and Warranties                               18
  5.2         Compliance with Agreement                                    18
  5.3         Legal Opinion                                                19
  5.4         Necessary Consents                                           19
  5.5         Employment Agreement                                         19
  5.6         KL Registration Rights Agreement                             19
  5.7         All Shares of Series A Preferred Stock Purchased             19
  5.8         Injunctions, Restraining Order or Adverse Litigation         19
  5.9         NASDAQ Waiver of Any Shareholder Approval Requirements       19
  5.10        Distribution Agreement Term Sheet                            19

SECTION VI.   CERTAIN COVENANTS OF THE INVESTORS AND THE COMPANY.          19
  6.1         Right of First Refusal                                       19
  6.2         Exclusive Dealing                                            20
  6.3         Conducting Business of the Company                           21
  6.4         Approvals, etc.                                              21
  6.5         Access                                                       22
  6.6         NMS Waiver                                                   22
  6.7         KL Stock                                                     22
  6.8         Distribution Arrangements with Kushner Locke                 22

SECTION VII.  TERMINATION                                                  23
  7.1         Termination by Mutual Consent                                23
  7.2         Termination by Either Investors or the Company               23
  7.3         Termination by Investors                                     23
  7.4         Termination by the Company                                   23
  7.5         Termination Fee                                              24

SECTION VIII. MISCELLANEOUS                                                24
  8.1         No Waivers; Cumulative Remedies                              24
  8.2         Amendments; Waiver and Consents                              25
  8.3         Changes, Waivers, Etc                                        25
  8.4         Expenses                                                     25
  8.5         Notices                                                      25
  8.6         Assignment.                                                  25
  8.7         Severability                                                 26
  8.8         Entire Agreement                                             26
  8.9         Governing Law                                                26
  8.10        Counterparts                                                 26

                           STOCK PURCHASE AGREEMENT



     Stock Purchase Agreement, made and entered into as of April 7, 1999 (the "Agreement"), among The Harvey Entertainment Company, a California corporation (the "Company"), The Kushner-Locke Company, a California corporation ("Kushner-Locke"), Michael R. Burns, Roger A. Burlage and Ken Slutsky (each an "Investor," and collectively, along with any Designated Investors (as hereinafter defined), the "Investors").

     WHEREAS, the Company desires to sell, and each of the Investors desires to purchase, subject to the terms and conditions of this Agreement, shares of the newly designated Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock");

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

     SECTION I. AUTHORIZATION; SALE AND PURCHASE OF THE COMPANY'S
                SECURITIES; CLOSING

          1.1 Authorization of Securities. The Company shall authorize, issue and sell an aggregate of 170,000 shares of Series A Preferred Stock which shall be issued pursuant to and shall be entitled to such preferences, rights and benefits as are set forth in the Company's Certificate of Determination, which shall be in the form attached hereto as Exhibit A. On or before the Closing Date (as defined in Section 1.3), the Company shall cause the Certificate of Determination to be filed in the office of the Secretary of State of California. The Company shall authorize and issue warrants (the "Warrants") to purchase 2,400,000 shares of the Company's common stock, no par value ("Common Stock") at the exercise prices and upon the terms and conditions set forth in the Warrant Agreement in the form attached hereto as
Exhibit B (the "Warrant Agreement").   In addition, the Company shall
authorize and reserve for issuance such number of shares of Common Stock as is issuable from time to time upon conversion of the Series A Preferred Stock (the "Conversion Shares") and the exercise of the Warrants (the "Warrant Shares").

         1.2 Sale and Purchase of Series A Preferred Stock; Issuance of Warrants; Good Faith Deposit.


             (a) Subject to the terms and conditions hereof, the Company agrees to sell to each Investor and each Investor severally agrees to purchase from the Company on the Closing Date, the number of shares of Series A Preferred Stock set forth opposite its name on Schedule 1 hereto (i) in the case of all Investors other than Kushner-Locke, for a cash purchase price of One Hundred Dollars ($100.00) per share and (ii) in the case of Kushner-Locke, in exchange for a number of shares of its common stock, no par value (the "KL Stock"), determined by dividing $5,500,000 by 80% of the Average Market Price (as hereinafter defined) of the KL Stock for the twenty consecutive trading days ending two trading days prior to the Closing Date. "Average Market Price" of the KL Stock shall mean the average of the daily closing prices of the KL Stock. The closing price for each day shall be the last reported sale price regular way of the KL Stock or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way of the KL Stock, as reported by the National Association of Securities Dealers Automated Quotation System. The KL Stock shall be registered for public resale pursuant to the KL Registration Rights Agreement referenced below. All such number of shares of KL Stock shall be subject to adjustment for stock splits, combinations, stock dividends and similar events effected by Kushner-Locke after the date hereof.

             (b) In partial consideration for the Investors' purchase of the Series A Preferred Stock, the Company shall issue Warrants to each Investor to purchase the number of shares of the Common Stock set forth opposite such Investor's name on Schedule 1 hereto.

             (c) The Investors agree to make a "good faith deposit" of $750,000 upon the signing of this Agreement into the escrow account established pursuant to the terms of the escrow agreement being executed by the parties hereto on the date hereof (the "Escrow Agreement"). In the event that the Closing occurs, the deposit shall be credited toward the $11,500,000 cash portion of the purchase price for the Series A Preferred Stock to be sold hereunder. In the event that this Agreement is terminated in accordance with
Section 7.1, 7.2 (other than a termination by the Company under Section
7.2(a) based on a material breach of this Agreement by the Investors), 7.3 or 7.4(b), such deposit shall be returned to the Investors in accordance with the terms of the Escrow Agreement. In the event that this Agreement is terminated by the Company in accordance with Section 7.2(a) based on a material breach of this Agreement by the Investors or 7.4(a) or (c), the Company shall be entitled to receive such deposit as liquidated damages in accordance with the terms of the Escrow Agreement.

             1.3 Closing. The closing of the transactions (the "Transactions") contemplated by this Agreement (the "Closing"), shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Suite 1600, Los Angeles, CA 90067 at 10:00 a.m., Pacific Standard time, on the second business day following satisfaction (or waiver) of all of the conditions set forth in Sections IV and V hereof (but no sooner than April 19, 1999) (the "Closing Date") or at such other place or day as may be mutually acceptable to the Investors and the Company.


             1.4 Delivery; Payment. At the Closing, the Company will deliver to each Investor a certificate, dated the Closing Date, representing the shares of Series A Preferred Stock purchased by such Investor, registered in its name as stated on Schedule 1 (or in the name of its nominee if it so specifies to the Company at least 48 hours prior to the Closing Date) against payment to the Company of the purchase price of shares of Series A Preferred Stock being purchased by such Investor, which payment shall be made (i) if in cash, by wire transfer of immediately available funds, or (ii) if in KL Stock, by delivery of certificates representing such stock registered in the name of the Company (or in the name of its nominee if the Company so specifies at least 48 hours prior to the Closing Date). At the Closing, the Company will also deliver the Warrants to the Investors.

             1.5     Registration Rights.

                     (a) In connection with the issuance and sale of the Series A Preferred Stock and the issuance of the Warrants to the Investors, the Company agrees that the Investors shall have the registration rights set forth in the Registration Rights Agreement in substantially the form attached hereto as Exhibit C-1 (the "Company Registration Rights Agreement").

                     (b) In connection with the issuance of the KL Stock to the Company, Kushner-Locke agrees that the Company shall have the registration rights set forth in the Registration Rights Agreement in substantially the form attached hereto as Exhibit C-2 (The "KL Registration Rights Agreement").

             1.6 First Quarter Balance Sheet. Within 30 days after the Closing, the Company, represented by its current Interim Chief Financial Officer under the direction of the current members of the Board of Directors, shall in good faith prepare and deliver to the Investors a consolidated balance sheet of the Company as of March 31, 1999 (the "First Quarter Balance Sheet") prepared in a manner consistent with the consolidated balance sheet contained in the 1998
Financials (as hereinafter defined), but subject to the principles set forth in Annex A. If the First Quarter Balance Sheet shows total stockholders' equity of less than $11.0 million, the Company and the Investors shall negotiate in good faith with respect to the issuance of additional warrants to purchase Common Stock so that the Investors are made-whole as to their proportionate investment in the Company.

     SECTION II.  THE COMPANY'S REPRESENTATIONS AND WARRANTIES

     In order to induce each Investor to enter into this Agreement and to purchase the number of shares of Series A Preferred Stock and Warrants set forth opposite its name on Schedule 1, the Company hereby represents and warrants to each Investor, except as disclosed in the Company Disclosure Schedule delivered to the Investors on the date hereof, as follows. The matters referred to in the Company Disclosure Letter shall be deemed to qualify (i) the specific representations and warranties which are referred to therein, and (ii) such other representations and warranties where the substance of the disclosure made with respect to such matter includes sufficient information and detail to make clear the nature of such qualification.

             2.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change, effect or circumstance that individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (x) will be materially adverse to the business, operations, properties, assets, financial condition or results of operations of the Company and all of its Subsidiaries taken as a whole, or (y) will impair in any material respect the Company's ability to perform any of its obligations or agreements hereunder or under the other Transaction Documents, provided that none of the following shall constitute a Company Material Adverse Effect: (i) general changes in the economy or changes affecting the entertainment industry in general, (ii) the filing, initiation and subsequent prosecution, or results of litigation that challenges or otherwise seeks damages with respect to the Transactions or that is disclosed on the Company Disclosure Schedule, (iii) changes arising directly or indirectly from the execution or announcement of this Agreement or (iv) matters disclosed to the Investors by the Company prior to the date hereof on the Company Disclosure Schedule. For purposes of this Agreement, the term "Subsidiary" shall mean a subsidiary of the Company that is identified as such in Section 2.1 of the Company Disclosure Schedule.
Section 2.1 of the Company Disclosure Schedule sets forth a complete list of all subsidiaries of the Company. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of each of its Subsidiaries. Other than as set forth in Section 2.1 of the Company

Disclosure Schedule, as of the date of this Agreement the Company has no other equity interest in any other entity.

             2.2 Articles of Incorporation and Bylaws. The Company has heretofore furnished to Investors a complete and correct copy of the Articles of Incorporation and bylaws of the Company and each of its Subsidiaries as most recently restated and subsequently amended to date. The Articles of Incorporation and bylaws of the Company and each of the Subsidiaries are in full force and effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective Articles of Incorporation or bylaws.

             2.3 Capitalization. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, (ii) 299,600 shares of Class B Common Stock (the "Class B Common Stock"), and (iii) 3,000,000 shares of Series Preferred Stock (the "Series Preferred Stock").
As of March 26, 1999, (i) approximately 4,186,941 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Common Stock were held in the treasury or by its Subsidiaries and (iii) approximately 677,650 shares of Common Stock were reserved for future issuance upon exercise of Company Option Securities. As of March 26, 1999, (i) no shares of Class B Common Stock were issued and outstanding or held in treasury or by the Subsidiaries and (ii) no shares of Class B Common Stock were reserved for future issuance. As of March 26, 1999, (i) no shares of Series Preferred Stock were issued and outstanding or held in treasury or by its Subsidiaries and (ii) no shares of Series Preferred Stock were reserved for future issuance. Except as described above and except as described in Section 2.3 of the Company Disclosure Schedule or contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of the Company's capital stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. To the best of the Company's knowledge, there are no shareholder agreements, voting trusts or other agreements relating to voting or disposition of any shares of the Company's capital stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company's board of directors.

             2.4 Authority Relative to the Transaction Agreements. The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Warrant Agreement, the Warrants, the Company Registration Rights Agreements and the Certificate of Determination (collectively, the "Transaction Documents"), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents, the filing of the Certificate of Determination and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to
authorize the Transaction Documents or to consummate the Transactions.   The
Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each Investor a party thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

             2.5     Material Contracts; No Conflict; Required Filings and
Consents.

                      (a) The exhibit indexes to the Company's most recently filed Annual Report on Form 10-K and Form 10-Qs filed since the date of such Form 10-K, as supplemented by Section 2.5(a) of the Company Disclosure Schedule, include each agreement, contract or other instrument (including all amendments thereto) to which the Company or its Subsidiaries is a party or by which any of them is bound which would be required as of the date of such reports and as of the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (collectively, the "Material Contracts"). The Company has made available to the Investors on or prior to the date hereof true, correct and complete copies of each such Material Contract.

                      (b) Except as disclosed in Section 2.5(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any party other than the Company or any of its Subsidiaries, is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contract to which the Company or any of its Subsidiaries is a party, except for any such default which could not reasonably be expected to result in a Company Material Adverse Effect.

                      (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Articles of Incorporation or bylaws of the Company or materially conflict with or materially violate the Articles of Incorporation or bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (d) have been obtained and all filings and obligations described in subsection (d) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order ("Law") applicable to the Company or any of its Subsidiaries or by which any asset of the Company or any of its Subsidiaries is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any asset of the Company or any of its Subsidiaries pursuant to, any Material Contract except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    (d) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NMS") and state securities laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

             2.6     SEC Filings; Financial Statements.

                      (a) Since January 1, 1997, and prior to the execution and delivery of this Agreement, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements filed from January 1, 1997 to the date hereof (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed and, with respect to registration statements as of their effective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                      (b) The Company has heretofore delivered to Investors a true and complete copy of the draft consolidated financial statements (including the notes thereto) of the Company as of and for the year ended December 31, 1998 which the Company intends to finalize substantially in the form of the draft, except as set forth in item 7 of Schedule 2.7, promptly after the date hereof (as modified by such item 7 to Schedule 2.7 the "1998 Financials"). Each of the 1998 Financials and consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise indicated in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

                      (c) Except as and to the extent set forth on, or reserved against on, the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1998 contained in the 1998 Financials, including the notes thereto, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, fixed, liquidated, unliquidated or otherwise) as of the date of execution and delivery of this Agreement that would be required to be reflected on, or reserved against in, a balance sheet of the Company, or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles, except for liabilities or obligations (i) incurred pursuant to the Revolving Loan and Security Agreement, dated as of October 27, 1993, as amended, between the Company and City National Bank (the "Amended Loan Agreement"), (ii) disclosed in any SEC Report or in Section 2.7 of the Company Disclosure Schedule or
(iii) incurred in the ordinary course of business since December 31, 1998.

                      (d) Except in each case as disclosed in the SEC Reports or the 1998 Financials, neither the Company nor any of its Subsidiaries is indebted to any director or executive officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary expenses and directors' fees) and no such person is indebted to the Company or any of its Subsidiaries, and since January 1, 1998 there have been no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

             2.7 Absence of Certain Changes or Events. Since December 31, 1998, except as contemplated by this Agreement, Section 2.7 of the Company Disclosure Schedule or as disclosed in any SEC Report filed since December 31, 1998 and prior to the execution and delivery of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date to the date hereof, there has not been (a) any material change by the Company in its accounting methods, principles or practices, (b) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (c) entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company and any of its Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice and except for the Amended Loan Agreement, (d) any agreement by the Company or any of its Subsidiaries to take any of the actions described in this Section 2.7 except as expressly contemplated by this Agreement, other than for such events that would not, individually or in the aggregate, have a Company Material Adverse Effect.

             2.8     Intellectual Property.

                      (a) Except as set forth in Section 2.8 of the Company Disclosure Schedule, and except when it would not, individually or in the aggregate, have, or give rise to, a Company Material Adverse Effect, and subject to the Licenses referenced in Section 2.8(b)(ii) below and the Company's filed statements from time to time with the Securities Exchange Commission, to the Company's best knowledge: (i) the Company and its Subsidiaries own good and marketable title to, or hold fully valid, enforceable, and exclusive licenses of all rights under all copyrights, trademarks, service marks, trade secrets, and other intellectual property used or otherwise exploited by the Company or its Subsidiaries, including without limitation the exclusive rights to use, duplicate, distribute, merchandise, create derivative works based upon, publicly perform, and publicly display, in any media and by any means, any character (including without limitation Casper the Friendly Ghost, Richie Rich, Wendy the Good Witch and Baby Huey), motion picture, or other work of authorship or artistic work exploited by the Company or its Subsidiaries, and the exclusive right to use any confidential or proprietary know-how, system, procedure or software used by the Company or its Subsidiaries, (collectively, the "Intellectual Property"); and (ii) all of the Intellectual Property is fully valid and enforceable, and none of the Intellectual Property is subject to any claim, encumbrance, or material restriction, including without limitation any limitation of the Company's or its Subsidiaries' right to use, assign or license (except as may occur by operation of statute, including pursuant to Section 304 of the Copyright Act of 1976, as amended). The exploitation of the Intellectual Property by any means in connection with the business and operations of the Company or its Subsidiaries does not infringe or misappropriate the rights of any person(s), including without limitation any rights relating to defamation, contract, trademark, unfair competition, copyright, trade secret, privacy or publicity, except when it would not, individually or in the aggregate, have or give rise to a Company Material Adverse Effect.

                      (b) Except as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of infringement or misappropriation or other notice or claim relating to any Intellectual Property. Further, to the Company's best knowledge, and except when it would not, individually or in the aggregate, have or give rise to a Company Material Adverse Effect: (i) no presently existing assignment, license or other transfer to the Company or any of its Subsidiaries of any Intellectual Property or of any rights thereunder is now or will in the future become subject to rescission, cancellation or termination (except as may occur by operation of statute, pursuant to Section 304 of the Copyright Act of 1976, as amended); and (ii) Section 2.8 of the Company Disclosure Schedule identifies by reference all current material licenses and other rights agreements with respect to the Intellectual Property entered into by the Company or any of its Subsidiaries or any of its predecessors in interest (collectively, the "Licenses"). The Company has made available to the Investors true and correct copies of all material agreements pertaining to the Intellectual Property, and has identified all such agreements in the data room indexes of April 2, 1999 and/or in Section 2.5(a) of the Company Disclosure Schedule.

             2.9 Tax Matters. Except as set forth in Section 2.9 of the Company Disclosure Schedule:

                      (a) Each of the Company and its Subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it prior to the date hereof. Each of the Company and its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the SEC Reports filed prior to the date of this Agreement reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                      (b) As of the date of this Agreement, except as set forth in the Company Disclosure Schedule: (i) no material tax return of the Company or and of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith; and (iii) no material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

             2.10 Litigation. As of the date of this Agreement, except as set forth in Section 2.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending, or, to the Company's best knowledge, threatened against the Company or any of its Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

             2.11 Brokers. Except as set forth in Schedule 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

             2.12 Shares Fully Paid, Etc. The shares of Series A Preferred Stock, when issued and paid for pursuant to the terms of this Agreement, and any additional shares of Series A Preferred Stock issued as dividends pursuant to the terms and conditions of the Certificate of Determination, will be duly authorized, validly issued and outstanding, fully paid, nonassessable shares and shall have all rights, privileges and preferences specified in the Certificate of Determination and shall be free and clear of all pledges, liens, encumbrances and restrictions. The Conversion Shares and the Warrant Shares have been reserved for issuance and when issued upon conversion or exercise, as the case may be, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions.

             2.13 Shares of Common Stock. The outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and have been issued in full compliance with the Securities Act and applicable blue sky laws.

             2.14 No Preemptive Rights. The issuance, sale and delivery of the Series A Preferred Stock, Warrants, Conversion Shares and Warrant Shares are not subject to any preemptive right of shareholders of the Company arising under law or the Articles of Incorporation or Bylaws or to any contractual right of first refusal or other contractual right in favor of any Person.

             2.15 Employee Benefit Plan. The Company does not maintain any pension plan. Each employee benefit plan which covers employees of the Company has been maintained in compliance with all applicable laws, except for any such failure to comply that would not have a Company Material Adverse Effect.

             2.16 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are prudent in accordance with industry practices. All of the insurance policies, binders or bonds maintained by the Company or its Subsidiaries (the "Policies") have been maintained in accordance with their respective terms and will remain in full force and effect after the Closing. Neither the Company nor any of its Subsidiaries has received any notice of default with respect to any provision of any such Policies. With respect to its directors' and officers' liability insurance Policies, neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim thereunder in due and timely fashion or as required by such Policies so as to jeopardize full recovery under such Policies.

             2.17     Registration Rights.  Other than as set forth in
Section 2.17 of the Company Disclosure Schedule, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

             2.18 Fairness Opinion. The Company has received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation that the consideration to be received by the Company pursuant hereto is fair from a financial point of view to the Company.

     The Company hereby makes the following additional representations to Kushner-Locke only:

             2.19     Investment Intent.

                       (a) The shares of KL Stock being acquired by the Company are being acquired for investment for the Company's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. The Company understands that the shares of KL Stock have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and applicable state securities laws, and that the reliance of Kushner-Locke on these exemptions is predicated in part upon this representation by the Company. The Company further understands that the shares of KL Stock may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

                       (b) Each certificate representing shares of KL Stock shall be endorsed with the following legend:

       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR WITH THE SECURITIES COMMISSION OF ANY STATE UNDER ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS (IF REQUESTED BY THE COMPANY, UPON PROVISION OF AN OPINION OF COUNSEL IN FORM SATISFACTORY TO THE COMPANY).

             2.20 Location of Principal Office. The state in which the Company's principal office is located is the state set forth in the Company's address in Section 8.5(b) hereof. The Company acknowledges that Kushner-Locke has made available to the Company at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the KL Stock contemplated by this Agreement and to obtain any additional information (which Kushner-Locke possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to the Company. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement.

             2.21 Accredited Investor. The Company is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

     SECTION III.  REPRESENTATIONS OF THE INVESTORS.

             A.      Each investor represents for itself that:

             3.1     Investment Intent

                       (a) The shares of Series A Preferred Stock and Warrants being acquired by such Investor are being acquired and, when acquired, the Conversion Shares and Warrant Shares will be acquired for investment for such Investor's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. Such Investor understands that the shares of Series A Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by each Investor. Such Investor further understands that the shares of Series A Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

                      (b) The shares of Series A Preferred Stock, Conversion Shares, Warrants and Warrant Shares are only transferable pursuant to (a) a public offering registered under the Securities Act, (b) pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws, (c) a transfer not involving a change in beneficial ownership or (d) in the case of a partnership, distribution of such securities to its partners or a partner's estate.

                      (c) Each certificate representing shares of Series A Preferred Stock, Conversion Shares, Warrants and Warrant Shares shall be endorsed with the following legend:

       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR WITH THE SECURITIES COMMISSION OF ANY STATE UNDER ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS (IF REQUESTED BY THE COMPANY, UPON PROVISION OF AN OPINION OF COUNSEL IN FORM SATISFACTORY TO THE COMPANY).

             3.2 Location of Principal Office, Qualification, Etc. The state in which such Investor's principal office (or domicile, if such Investor is an individual) is located is the state set forth in such Investor's address on Schedule 1 hereto. Such Investor acknowledges that the Company has made available to such Investor at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of securities contemplated by this Agreement and to obtain any additional information (which the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to such Investor. Such Investor (a) is able to bear the loss of its entire investment in the shares of Series A Preferred Stock without any material adverse effect on its business, operations or prospects, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement.

             3.3 Acts and Proceedings. This Agreement has been duly authorized by all necessary action on the part of such Investor, has been duty executed and delivered by such Investor, and is a valid and binding agreement of such Investor.

             3.4 No Brokers or Finders. Other than as previously disclosed to the Company in writing, no person, firm or corporation has or will have, as a result of any act or omission by such Investor, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the Transactions. Such Investor will indemnify and hold the Company harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of such Investor in connection with the Transactions.

             3.5 Accredited Investor. Such Investor is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

             3.6 Burlage Employment Agreement. Roger Burlage has entered into an employment agreement with the Company in substantially the form attached hereto as Exhibit E (the "Burlage Employment Agreement"), which agreement shall be effective as of the Closing Date subject only to the Closing.

             3.7 Distribution Agreement. Universal Studios Home Video has delivered a term sheet (a copy of which has been delivered to the Company and each of the Investors) with respect to a domestic video distribution agreement for the Company's direct-to-video feature films (the "Distribution Agreement Term Sheet").

             3.8 Shareholders Agreement. True and correct copies of all agreements among any or all of the Investors relating to the transactions contemplated hereby or the voting of their shares of Series A Preferred Stock, Conversion Shares or Warrant Shares, as in effect on the date hereof and on the Closing Date, have heretofore been provided to the Company.

             B.     Kushner-Locke additionally represents for itself that:

             3.9 Organization and Qualification. Kushner-Locke is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on Kushner-Locke's business, operations, properties, assets, financial condition or results of operations.

             3.10 KL Stock. The shares of KL Stock, when issued to the Company and upon receipt of the consideration therefor pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except as otherwise created by the Company and other than restrictions arising under applicable securities laws.

             3.11 Capitalization. The authorized capital stock of Kushner-Locker consists of 50,000,000 shares of common stock. As of March 31, 1999, (i) approximately 11,624,606 shares of Kushner-Locke common stock were issued and outstanding, all of which were duly authorized, validly issued and outstanding, fully paid and nonassessable and (ii) no shares of Kushner-Locke common stock were held in treasury.

             3.12     Material Contracts; No Conflict; Required Filings and
Consents.

                        (a) The exhibit indexes to the Kushner-Locke's most recently filed Annual Report on Form 10-K and any Form 10-Qs filed since the date of such Form 10-K, include each agreement, contract or other instrument (including all amendments thereto) to which Kushner-Locke or any Kushner-Locke Subsidiary is a party or by which it is bound which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (collectively, the "KL Material Contracts").

                        (b) Neither Kushner-Locke nor any Kushner-Locke Subsidiary is, nor to the knowledge of Kushner-Locke is any party other than Kushner-Locke or any Kushner-Locke Subsidiary, in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any KL Material Contract to which Kushner-Locke or any Kushner-Locke Subsidiary is a party, except for any such default which could not reasonably be expected to result in a material adverse effect on the business, operations, properties or assets of Kushner-Locke and the Kushner-Locke Subsidiaries taken as a whole.

                        (c) The execution and delivery of this Agreement by Kushner-Locke does not, and the performance of this Agreement by Kushner-Locke will not (i) conflict with or violate the Articles of Incorporation or bylaws of Kushner-Locke, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (d) have been obtained and all filings and obligations described in subsection (d) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order applicable to Kushner-Locke or any Kushner-Locke Subsidiary or by which any asset of Kushner-Locke or any Kushner-Locke Subsidiary is bound or affected, or (iii) except as set forth in the next succeeding sentence, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any asset of Kushner-Locke or any Kushner-Locke Subsidiary pursuant to any KL Material Contract except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties or assets of Kushner-Locke and the Kushner-Locke Subsidiaries taken as a whole. The issuance of the KL Stock hereunder requires consent of the lenders pursuant to that certain Credit, Security, Guaranty and Pledge Agreement, dated as of June 19, 1996 among The Kushner-Locke Company, the Guarantors named therein, the lenders named therein and the Chase Manhattan Bank, N.A. (formerly Chemical Bank) as Agent, and as Fronting Bank for the lenders, as heretofore amended, which consent has been obtained orally from the Agent on or prior to the date hereof.

                        (d) The execution and delivery of this Agreement by Kushner-Locke do not, and the performance of this Agreement by Kushner-Locke will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, NASDAQ/NMS and state securities laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Transactions or otherwise prevent Kushner-Locke from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties or assets of Kushner-Locke and the Kushner-Locke Subsidiaries taken as a whole.

             3.13     SEC Filings; Financial Statements.

                        (a)  Since October 1, 1997, and prior to the
execution and delivery of this Agreement, Kushner-Locke has filed all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements filed from October 1, 1997 to the date hereof (collectively, the "KL SEC Reports"). The KL SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder applicable to such KL SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                       (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the KL SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Kushner-Locke as at the respective dates thereof and for the respective periods indicated therein, except as otherwise indicated in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a material adverse effect on the business, operations, properties or assets of Kushner-Locke).

                        (c) Except as and to the extent set forth on, or reserved against on, the balance sheet of Kushner-Locke as of September 30,

1998, including the notes thereto, neither Kushner-Locke nor any Kushner-Locke Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent, fixed, liquidated, unliquidated or otherwise) as of the date of execution and delivery of this Agreement that would be required to be reflected on, or reserved against in, a balance sheet of Kushner-Locke, or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles, except for liabilities or obligations (i) disclosed in any KL SEC Report filed since September 30, 1998 and prior to the execution and delivery of this Agreement, or
(ii) incurred in the ordinary course of business since September 30, 1998, that would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties or assets of Kushner-Locke.

             3.14 Absence of Certain Changes or Events. Since September 30, 1998, except as contemplated by this Agreement or as disclosed in any KL SEC Report filed since September 30, 1998 and prior to the execution and delivery of this Agreement, Kushner-Locke and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, to the date hereof no event has occurred that would, individually or in the aggregate, have a material adverse effect on the business, operations, properties or assets of Kushner-Locke and its subsidiaries taken as a whole nor has there occurred any event that could reasonably be foreseen by Kushner-Locke to result in such a material adverse effect.

             3.15 Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending, or, to Kushner-Locke's best knowledge, threatened against Kushner-Locke or any Kushner-Locke Subsidiary that could reasonably be expected to have a material adverse effect on the business, operations, properties or assets of Kushner-Locke and the Kushner-Locke Subsidiaries taken as a whole or prevent or materially delay the consummation of the Transactions.

     SECTION IV.  CONDITIONS OF EACH INVESTOR'S OBLIGATION

     The obligation to purchase and pay for the shares of Series A Preferred Stock which each Investor has agreed to purchase on the Closing Date is subject to the fulfillment prior to or on the Closing Date, of the conditions set forth in this Section 4.

             4.1 Representations and Warranties. The representations and warranties of the Company under this Agreement which are qualified as to materiality or a Company Material Adverse Effect shall have been true and correct (as so qualified) when made and shall be true and correct (as so qualified) at and as of the Closing Date, as if made on and as of such date. The representations and warranties of the Company under this Agreement which are not qualified as to materiality or a Company Material Adverse Effect shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date, as if made on and as of such date.

             4.2 Compliance with Agreement. The Company shall have performed and complied with all agreements or covenants required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

             4.3 Certificate of Officers. The Company shall have delivered to the Investors a certificate, dated the Closing Date, executed by the Chief Executive Officer of the Company and certifying to the satisfaction of the conditions specified in Sections 4.1 and 4.2.

             4.4 Board of Directors. Upon the Closing, the number of directors comprising the Company's Board of Directors shall be five, two of whom (Roger A. Burlage and Donald Kushner (or any designee of Donald Kushner, provided that no disclosure under Item 401(f) of Regulation S-K would be required to be made with respect to such designee if he were a director of the Company)) shall be selected by the Investors, two of whom shall be the existing members of the Board of Directors, and the fifth of whom shall be selected by the foregoing members of the Board of Directors subsequent to the Closing.

             4.5 Legal Opinion. The Investors shall have received an originally executed opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

             4.6 Necessary Consents. On or before the Closing Date, the Company shall have obtained any consents or waivers of any person or governmental authority necessary for the consummation by the Company of the Transactions contemplated under this Agreement or referred to in Schedule 2 and the Investors shall have received satisfactory evidence of such consents.

             4.7 Certificate of Determination. On or prior to the Closing Date, the Company shall have filed with the Secretary of State of California, the Certificate of Determination in the form attached hereto as Exhibit A and the Certificate of Determination shall have become effective.

             4.8 Injunctions, Restraining Order or Adverse Litigation. No order, judgment or decree of any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency shall purport to enjoin or restrain the Investors from acquiring the shares of Series A Preferred Stock on the Closing Date.

             4.9 Warrant Agreements. The Company shall have executed and delivered the Warrant Agreements and the Warrant Agreements shall be in full force and effect.

             4.10 Company Registration Rights Agreement. The Company has executed and delivered the Company Registration Rights Agreement and the Company Registration Rights Agreement shall be in full force and effect.

             4.11 Employment Agreement. The Burlage Employment Agreement shall be in full force and effect.


     SECTION V.  CONDITIONS TO COMPANY'S OBLIGATIONS

     The obligation to sell the shares of Series A Preferred Stock which the Company has agreed to sell on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the conditions set forth in this Section 5.

             5.1 Representations and Warranties. The representations and warranties of the Investors under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

             5.2 Compliance with Agreement. The Investors shall have performed and complied with all agreements or covenants required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

             5.3 Legal Opinion. The Company shall have received originally executed opinions of Troop Steuber Pasich Reddick & Tobey, LLP, counsel for the Investors (other than Kushner-Locke), and Paul, Hastings, Janofsky & Walker LLP, counsel for Kushner-Locke, dated as of the Closing Date, in substantially the forms attached hereto as Exhibits G-1 and G-2.

             5.4     Necessary Consents.  On or before the Closing Date, the

Investors shall have obtained any consents of any person or governmental authority necessary for the consummation of the transactions by the Investors and the Company shall have received satisfactory evidence of such consents.

             5.5 Employment Agreement. The Burlage Employment Agreement shall be in full force and effect.

             5.6 KL Registration Rights Agreement. Kushner-Locke shall have executed and delivered the KL Registration Rights Agreement and the KL Registration Rights Agreement shall be in full force and effect.

             5.7 All Shares of Series A Preferred Stock Purchased. Each of the Investors shall have purchased and paid for all of the shares of Series A Preferred Stock listed opposite such Investor's name on Schedule 1.

             5.8 Injunctions, Restraining Order or Adverse Litigation. No order, judgment or decree of any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency shall purport to enjoin or restrain the Investors from acquiring the shares of Series A Preferred Stock on the Closing Date.

              5.9 NASDAQ Waiver of Any Shareholder Approval Requirements. The Company shall have received either confirmation from NASDAQ that approval of the shareholders of the Company is not required with respect to the transactions pursuant to NASDAQ/NMS rules otherwise applicable to the Transactions or a waiver from NASDAQ of any such shareholder approval requirements, and at least ten days have elapsed since the date on which the Company has mailed a letter to its shareholders alerting them to the omission to seek shareholder approval of the transactions contemplated hereby.

              5.10 Distribution Agreement Term Sheet. The Distribution Agreement Term Sheet shall not have been withdrawn or rescinded.

      SECTION VI.  CERTAIN COVENANTS OF THE INVESTORS AND THE COMPANY.

              6.1 Right of First Refusal. In the event (and on each occasion) that prior to the conversion of the Series A Preferred Stock, any Investor shall seek to sell its shares of Series A Preferred Stock to any person or entity (other than (i) an affiliate of such Investor or another Investor or an affiliate of another Investor, or (ii) any family member of an Investor or in connection with estate planning matters), such Investor shall obtain a bona fide written offer from such person or entity and give the Company written notice (a "Sale Notice") describing the material terms of such offer, including the identity of such person or entity and the proposed closing date. The Company shall have ten (10) business days from the date on which the Investor shall give the written Sale Notice to agree to purchase all or any portion of such shares of Series A Preferred Stock, upon the terms (other than the closing date) specified in the Sale Notice, by giving written notice (the "Purchase Notice") to the Investor. If the Company agrees to purchase all or any portion of such shares in accordance with the foregoing, the closing of such purchase shall occur on a date chosen by the Company which is no later than the later of (x) the closing date specified in the Sale Notice and (y) ten (10) business days from the date of the Purchase Notice.
If the Company does not agree to purchase such shares, such Investor may sell such shares to such person or entity on or prior to the closing date set forth in the Sale Notice on terms and conditions no less favorable to such Investor than those set forth in the Sale Notice. If any Investor fails to timely provide the Company with a Sale Notice prior to selling shares of Series A Preferred Stock, the Company may, in its sole discretion, refuse to permit the transfer of such shares of Series A Preferred Stock on its stock transfer ledger. The provisions of this Section 6.1 shall terminate with respect to any shares of Series A Preferred Stock which are converted into shares of Common Stock of the Company (or other securities or assets) pursuant to the terms of the Certificate of Determination.

              6.2  Exclusive Dealing.

                    (a) Until the earlier of the Closing Date or the termination of this Agreement, the Company will not, and will instruct its representatives not to, initiate, solicit or encourage (including by way of furnishing information or assistance) any Competing Transaction (as defined below), or enter into or maintain discussions or negotiate with any person in furtherance of or relating to or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any representative of the Company or its Subsidiaries to take any such action; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person that makes an unsolicited, bona fide written proposal regarding a Competing Transaction, or agreeing to or endorsing any such Competing Transaction (but only if the Company first terminates this Agreement in accordance with the provisions of
Section VII) if the Board of Directors of the Company, after consultation with independent legal counsel with respect to legal matters and a nationally recognized investment banking firm with respect to business matters, determines in good faith that the Competing Transaction represents a more favorable alternative to the Company's shareholders, and that such action is required for the Company's Board of Directors to comply with its fiduciary duties to shareholders under applicable law or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.
The Company shall not be deemed to have violated this Section 6.2(a) as a result of its furnishing information to, or entering into discussions or negotiations with , any person regarding a Competing Transaction on or prior to the date hereof.


                   (b) For purposes of this Agreement "Competing Transaction" shall mean any of the following involving the Company or its Subsidiaries:
(a) any merger, consolidation, business combination, or other similar transaction as a result of which any "person" becomes the "beneficial owner" (as each such term is defined in Rule 13d-3 and Rule 3d-5 under the Exchange
Act) of more than 50% of the Company's outstanding voting securities; (b) any sale or other disposition outside the ordinary course of business of 50% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (c) any tender offer or exchange offer for more than 50% of the Company's outstanding voting securities, or (d) any other recapitalization transaction in which investors (other than the Investors) provide at least $5,000,000 in equity or subordinated debt to the Company.

              6.3 Conducting Business of the Company. Except as set forth in the Company Disclosure Schedule, from the date of this Agreement until the Closing Date, unless the prior written consent of Investors who would hold more than a majority of the shares of Series A Preferred Stock if the Closing had occurred shall have been obtained, and except as otherwise is contemplated by this Agreement, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations according to its ordinary and usual course of business consistent with past practice and shall use all reasonable efforts to preserve intact its current business organizations, maintain its material permits and contracts and preserve its relationships with its customers, suppliers and others having material business dealings with it. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, the Company shall not, and shall cause each of its Subsidiaries not to (a) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights to subscribe for, any shares of capital stock, other than shares of

Common Stock issuable pursuant to options, warrants or other rights, agreements, arrangements or commitments described in Section 2.3 of the Company Disclosure Schedule or (ii) any other securities in respect of, in lieu of, or in substitution for shares of Common Stock outstanding on the date hereof; (b) redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, any of its outstanding shares of capital stock; or (c) split, combine, subdivide or reclassify any shares of Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any capital stock of the Company or otherwise make any payments to stockholders in their capacity as such, except for dividends by a direct or indirect wholly owned subsidiary of the Company.

              6.4 Approvals, etc. Subject to the terms and conditions provided herein, each of the parties hereto agrees to (i) use all reasonable efforts to take all action and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; and (ii) use all reasonable efforts to obtain all necessary or appropriate waivers contemplated by this Agreement.

              6.5 Access. The Company hereby agrees that, from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Date, the Company will grant the Investors and its (or their) representatives such access during normal business hours as may be reasonably requested to the personnel, advisors, properties, books, accounts, records, contracts and documentation of, or relating to, the business and operations of the Company and its Subsidiaries.

              6.6  NMS Waiver.

                    (a) The Company shall within two business days of the date hereof submit to Nasdaq an application seeking a written waiver of the shareholder approval requirements of Rule 4310 of the Nasdaq Stock Market Rules with respect to the issuance and sale of the Series A Preferred Stock and Warrants pursuant to this Agreement, and within two business days of the date hereof mail a letter to its shareholders alerting them to the omission to seek shareholder approval of the Transactions contemplated hereby. The application referred to in this section has been approved by the Board of Directors of the Company in accordance with Nasdaq requirements. The Company and the Investors will cooperate in making all filings and taking all other actions which are reasonably required in order to obtain such waiver from Nasdaq.

                    (b) The Company will provide the Investors with drafts of written correspondence from the Company to Nasdaq and shall obtain the approval of the Investors (which approval shall not be unreasonably withheld) prior to its delivery to Nasdaq, and a copy of all correspondence received from Nasdaq with respect to the matters discussed in this Section 6.6, as soon as practicable after the receipt thereof from Nasdaq. The Company agrees to use all reasonable efforts to include the Investors in all conference calls with representatives of Nasdaq with respect to the matters discussed in this
Section 6.6

              6.7 KL Stock. During the period of 90 days beginning with the Closing Date, the Company shall not sell, transfer or otherwise dispose of in any public transaction (collectively, "Transfer") any of the shares of KL Stock delivered to the Company hereunder. During the period of 9 months beginning with the day immediately following the expiration of the 90-day period referred to in the immediately preceding sentence, the Company shall not Transfer more than 100,000 shares of KL Stock (subject to adjustment for stock splits, combinations, stock dividends and similar events effected by KL after the date hereof) during any 30 day period. Thereafter, the Company shall be free to sell any of the KL Stock without restriction, subject to compliance with any applicable securities laws. Nothing herein should prohibit the Company from engaging in any hedging activities (other than short sales) with respect to the KL Stock.

              6.8 Distribution Arrangements with Kushner Locke. Kushner-Locke and the Company recognize and will try to take advantage of the synergies between them including discussing using Kushner-Locke's international distribution system, production capabilities, off balance sheet financing and the branding of Kushner-Locke's family product and its planned cartoon channel in Latin America.

      SECTION VII.  TERMINATION

              7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by mutual consent of the Company and Investors who would hold more than a majority of the shares of Series A Preferred Stock if the Closing had occurred.

              7.2 Termination by Either Investors or the Company. This Agreement may be terminated and the Transactions may be abandoned by either the Company or the Investors who would hold more than a majority of the Series A Preferred Stock if the Closing had occurred if:

                     (a) the Transactions shall not have been consummated on or before May 28, 1999 (unless the Transactions have not have been consummated solely due to: a governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or order that is then in effect and has the effect of prohibiting the consummation of the Transactions, in which case either the Company or the Investors who would hold more than a majority of the Series A Preferred Stock if the Closing had occurred may terminate this Agreement and abandon the Transactions on and after the date three months after the date of this Agreement), unless the failure to consummate the Transactions is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

                      (b) there shall be any law that makes consummation of the Transactions, or any part thereof, illegal or otherwise prohibited or any order that is final and nonappealable preventing the consummation of the Transactions.

              7.3 Termination by Investors. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, by Investors who would hold more than a majority of the shares of the Series A Preferred Stock if the Closing had occurred if, prior to the Closing Date:

                      (a)  there has been a breach of any material
representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than thirty business days after the Investors' notification to the Company of the occurrence of such Terminating Company Breach), the Investors may not terminate this Agreement under this Section 7.3(a); or

                       (b) the Company or any of its representatives takes any action referred to in Section 7.4(b) or enters into an agreement to effect a Competing Transaction.

              7.4 Termination by the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by the Company:

                       (a) if there has been a breach of any material representation, warranty, covenant or agreement on the part of any Investor set forth in this Agreement (a "Terminating Investor Breach"); provided, however, that, if such Terminating Investor Breach is curable by such Investor through the exercise of its reasonable best efforts and for so long as such Investor continues to exercise such reasonable best efforts (but in no event longer than thirty business days after the Company's notification to such Investor of the occurrence of such Terminating Investor Breach), the Company may not terminate this Agreement under this Section 7.4(a);

                        (b) if prior to the Closing Date (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Transactions or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Competing Transaction, or resolved to do either of the foregoing; or

                        (c) if at least one business day has elapsed since all of the conditions set forth in Section IV have been fulfilled, the Company may terminate this Agreement at any time after April 19, 1999, in the event that the Investors have not purchased and paid for all of the shares of Series A Preferred Stock to be purchased by them hereunder at a closing date noticed by the Company.

              7.5 Termination Fee. If the Investors terminate this Agreement pursuant to Section 7.3(a) or (b) or the Company terminates this Agreement pursuant to Section 7.4(b), the Company shall pay to the Investors a termination fee in the amount of $750,000, plus an amount equal to documented fees and expenses incurred by or on behalf of the Investors in connection with the Transactions up to an aggregate maximum amount of $250,000. The liability of the Company to pay the termination fee in accordance with the preceding sentence shall accrue as of the date the Investors terminate this Agreement pursuant to
Section 7.3(a) or (b) or the Company terminates this Agreement pursuant to
Section 7.4(b); provided, however, that the Company may delay payment of such fee until the earlier of (i) six months following termination of this Agreement or (ii) concurrently with the consummation of a Competing Transaction in immediately available funds to an account designated by the Investors in writing. The obligation of the Company to pay any fees and expenses in accordance with this Section 7.5 shall survive termination of this Agreement by the Investors pursuant to Section 7.3(a) or (b) or by the Company pursuant to
Section 7.4(b).

              SECTION VIII.  MISCELLANEOUS.

              8.1 No Waivers; Cumulative Remedies. No failure or delay on the part of the Investors, or any other holder of any shares of Series A Preferred Stock in exercising any right, power or remedy hereunder or thereunder shall operate as waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

              8.2 Amendments; Waiver and Consents. This Agreement may be amended or modified, and the obligations of the Company and the Investors, with respect to the Company's and each individual Investor's rights hereunder, respectively, may be waived only by the Company or an Investor, acting only for itself or himself. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Following the Closing and the election to the Company's Board of Directors of two directors selected by the Investors as set forth in Section 4.4 hereof, any amendment, modification or waiver of any of the Company's rights under the Transaction Documents or the Certificate of Determination shall require the approval of a majority of the Company's directors who were not so elected.

              8.3 Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

              8.4 Expenses. If the Transactions are consummated, the Company agrees to pay at the Closing the out-of-pocket documented fees and expenses incurred by or on behalf of the Investors which arise in connection with the negotiation, preparation, execution and delivery of this Agreement, the Certificate of Determination and the Transactions contemplated hereby and thereby up to but not in excess of $800,000. If this Agreement is terminated pursuant to Section 7.3(a), the Company agrees to pay upon demand the out-of-pocket documented fees and expenses incurred by or on behalf of the Investors which arise in connection with the negotiation, preparation, execution and/or delivery of this Agreement, the Certificate of Determination and the Transactions contemplated hereby and thereby up to but not in excess of $250,000.

              8.5 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail.

                      (a) if to any Investor addressed to such Investor at its address as shown on the books of the Company, or at such other address as such holder may specify by written notice to the Company; or

                      (b) if to the Company at 1999 Avenue of the Stars, Suite 2050, Los Angeles, California 90067. Attention: President; or at such other address as the Company may specify by written notice to the Investors.

              8.6  Assignment.

                      (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                      (b) An Investor may only assign its rights under this Agreement to purchase all or a portion of the Series A Preferred Stock and/or Warrants which such Investor has agreed to purchase to another person or entity if such assignee assumes in writing all of the obligations of such Investor under this Agreement with respect to the Series A Preferred Stock and/or Warrants so assigned and, in the case of any such assignee that would after such assignment hold Series A Preferred Stock and/or Warrants convertible or exercisable into or for more than 4.9% of the outstanding shares of Common Stock (on a fully diluted basis), if such assignee is specified on Schedule 1 hereto as a permitted Designated Investor or has been approved in writing by the Company in advance of such assignment (a "Designated Investor").

              8.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

              8.8 Entire Agreement. This Agreement and exhibits and schedules hereto the other Transaction Documents contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

              8.9 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of California shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

              8.10 Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and each of the Investors has caused this Agreement to be executed by its duly authorized representative.

                                       THE HARVEY ENTERTAINMENT COMPANY

                                       By:  /s/ MICHAEL HOPE

                                       Name:
                                       Title:


                                       INVESTORS:

                                       THE KUSHNER-LOCKE COMPANY

                                       By: /s/ DONALD KUSHNER

                                       Name:
                                       Title:


                                       /s/ ROGER BURLAGE

                                       Roger A. Burlage


                                       /s/ MICHAEL BURNS

                                       Michael R. Burns


                                       /s/ KENNETH W. SLUTSKY

                                       Ken Slutsky

                                                                SCHEDULE 1

                  INVESTORS
               SHARES OF SERIES
                 A PREFERRED       PURCHASE         MANAGEMENT       INVESTOR
   NAME             STOCK            PRICE           WARRANTS        WARRANTS
   ----             -----            -----           --------        --------

The Kushner-        55,000        $5,500,000            -----          388,235
   Locke                          (payable in
  Company                         shares of KL
                                     Stock)

  Roger A.          10,000        $1,000,000          400,000           70,588
  Burlage

 Management,             0            $0           800,000 (up to        -----
 directors or                                     200,000 of which
consultants to                                     can be allocated
 the Company                                         to Roger A.
                                                      Burlage)

 Michael R.         95,000        $9,500,000           -----           670,589
   Burns

 Ken Slutsky        10,000        $1,000,000           -----            70,588

   Total:          170,000       $17,000,000         1,200,000       1,200,000


                     List of Permitted Designated Investors

William Dallas
L. D. Brinkman
Bob Sinnot
Paul Guez
Gerard Guez
The Aries Fund
The Pennsylvania Merchant Fund
Ron Morton
Elaine Hastings Edell
Ray Manzella
Melvin Pearl
Ron Cushey
Eric Mischel
Loren Burlage
Sterling Capital
Bob Rehme
Steve Pettise
Jack Silverman
Jimmy Buffett
Christopher Clarke


SCHEDULES:

     Schedule 1 - Investments
     Schedule 2 - Waivers and Consents

EXHIBITS:

Exhibit A         Certificate of Determination
Exhibit B         Warrant Agreement
Exhibit C-1       Registration Rights Agreement
Exhibit C-2       Registration Rights Agreement
Exhibit D         Company Disclosure Schedule
Exhibit E         Burlage Employment Agreement

Exhibit F         Legal Opinion of Counsel to Company
Exhibit G         Legal Opinion of Counsel to Investors